Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-11 of our report dated March 28, 2014, relating to the consolidated financial statements and financial statement schedules of Starwood Waypoint Residential Trust appearing in the Annual Report on Form 10-K of Starwood Waypoint Residential Trust for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 28, 2014